As filed with the Securities and Exchange Commission on February 28, 2017
Registration No. 333-193539

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Qunar Cayman Islands Limited

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

17th Floor, Viva Plaza, Building 18, Yard 29,
Suzhou Street, Haidian District
Beijing 100080
The People’s Republic of China

(Address of principal executive offices, including zip code)

Qunar Cayman Islands Limited Amended and Restated 2007 Share Plan, as amended

(Full title of the plan)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, New York 10017, United States
+1 212 750 6474

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer’ and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company

DEREGISTRATION OF SECURITIES

Qunar Cayman Islands Limited (“Qunar” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2014, File No. 333-193539 (the “Registration Statement”), with respect to Class B ordinary shares of the Registrant, par value $0.001 per share (the “Shares”), thereby registered for offer or sale pursuant to the Qunar Cayman Islands Limited Amended and Restated 2007 Share Plan, as amended (the “Plan”) of the Registrant.  A total of 41,484,882 Shares were initially registered for issuance under the Registration Statement.

Ocean Management Holdings Limited, Ocean Management Merger Sub Limited (“Merger Sub”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 19, 2016. On February 24, 2017, at an extraordinary general meeting, the shareholders of the Registrant voted to authorize and approve the Merger Agreement, the plan of merger (the “Plan of Merger”) substantially in the form attached as Annex A to the Merger Agreement and the transactions contemplated thereby, including the Merger (as defined below). On February 28, 2017, Registrant and Merger Sub filed the Plan of Merger with the Cayman Islands Companies Registrar which became effective as of February 28, 2017 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Shares pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, all of the Shares registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on February 28, 2017.

Qunar Cayman Islands Limited

By:	/s/ Zhenyu Chen
Name: Zhenyu Chen
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Zhenyu Chen		Chief Executive Officer, Director	February 28, 2017
Name: Zhenyu Chen		(principal executive officer)

/s/ Xiaolu Zhu		Chief Financial Officer	February 28, 2017
Name: Xiaolu Zhu		(principal financial and accounting officer)

/s/ Jane Jie Sun		Director	February 28, 2017
Name: Jane Jie Sun

/s/ Tianyi Jiang		Director	February 28, 2017
Name: Tianyi Jiang

/s/ Giselle Manon		Authorized U.S. Representative	February 28, 2017
Name:	Giselle Manon
Title:	Service of Process Officer
Law Debenture Corporate Services Inc.